Exhibit 99.1

Coldwater Creek Announces Fiscal 2004 Third Quarter Results

Sandpoint, Idaho, November 23, 2004 – Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three- and nine-month periods ended October 30, 2004.

Consolidated Results

Net income for the three-month period ended October 30, 2004, increased $3.8 million, or 68.1 percent, to $9.4 million, or $0.23 per diluted share, compared with net income of $5.6 million, or $0.15 per diluted share, for the three-month period ended November 1, 2003.  Net sales in the fiscal 2004 third quarter increased 8.9 percent to $150.5 million from $138.2 million in the fiscal 2003 third quarter.

Net income for the nine-month period ended October 30, 2004 tripled to $18.3 million, or $0.46 per diluted share, compared with net income of $6.1 million, or $0.17 per diluted share, for the nine-month period ended November 1, 2003.  Net sales in the first nine months of fiscal 2004 increased 10.3 percent to $386.2 million from $350.0 million in the first nine months of fiscal 2003.

“Strong full-price selling, improved leveraging of retail store expenses and ongoing cost control initiatives contributed to improved gross profit and increased operating margin during the third quarter,” said Dennis Pence, chairman and chief executive officer.  “We’re very pleased with the successful completion of our store-opening schedule for this year and, as previously announced, we have increased our store expansion for fiscal 2005, with plans to add approximately 60 stores across the country.”

“Our fall collection was well-received, featuring a colorful assortment of novelty jackets, travel knits, stretch jeans, t-shirts and bottoms that generated favorable customer response at full price,” said Georgia Shonk-Simmons, president and chief merchandising officer.  “We believe the Coldwater Creek brand is continuing to gain recognition in the specialty women’s apparel sector as we grow our retail store base in key national markets.”

Gross profit for the fiscal 2004 third quarter was $69.1 million, or 45.9 percent of net sales, compared with $56.9 million, or 41.2 percent of net sales, for the fiscal 2003 third quarter.  The increases in gross profit dollars and rate were primarily attributable to improved merchandise margins on sales in all channels and, to a lesser extent, reduced clearance activity and improved leveraging of the company’s full-line retail store occupancy costs.

Selling, general and administrative expenses for the fiscal 2004 third quarter were $53.4 million, or 35.5 percent of net sales, compared with $48.0 million, or 34.7 percent of net sales, for the fiscal 2003 third quarter.  Selling, general and administrative expenses expressed as a percentage of net sales increased due to increased incentive compensation, which is based on corporate performance.

Income from operations for the fiscal 2004 third quarter increased $6.8 million to $15.7 million, or 10.5 percent of net sales, compared with $8.9 million, or 6.5 percent of net sales, for the fiscal 2003 third quarter.

Retail Segment

Net sales from the Retail Segment, which includes the company’s full-line retail stores, resort stores and outlet stores, increased 47.5 percent to $80.1 million in the fiscal 2004 third quarter, from $54.3 million in the fiscal 2003 third quarter.  Retail Segment net sales represented 53.2 percent of the company’s total net sales in the fiscal 2004 third quarter, compared with 39.3 percent in the fiscal 2003 third quarter.

Net sales from the Retail Segment increased 54.3 percent to $197.9 million in the first nine months of fiscal 2004, from $128.2 million in the first nine months of fiscal 2003.  Retail Segment net sales represented 51.2 percent of the company’s total net sales in the first nine months of fiscal 2004, compared with 36.6 percent in the comparable prior year period.

The company opened 18 full-line retail stores during the fiscal 2004 third quarter for a total of 107 full-line retail stores in operation at the end of the fiscal 2004 third quarter, compared with 63 full-line retail stores at the end of the fiscal 2003 third quarter.

Direct Segment

“In keeping with our strategic shift toward a retail store-based business model, we reduced catalog circulation in the third quarter,” Pence said.  “Meanwhile, our Internet net sales remained virtually unchanged during the period, due to effective e-mail promotions.”

Internet

Internet net sales were essentially flat at $39.0 million in both the fiscal 2004 and fiscal 2003 third quarters.  Internet net sales represented 55.4 percent of the Direct Segment’s net sales in the fiscal 2004 third quarter, compared with 46.6 percent in the fiscal 2003 third quarter.  Internet net sales represented 25.9 percent of the company’s total net sales in the fiscal 2004 third quarter, compared with 28.3 percent in the fiscal 2003 third quarter.

Internet net sales increased 1.3 percent to $99.9 million in the first nine months of fiscal 2004 from $98.6 million in the same period last year.  Internet net sales represented 53.1 percent of the Direct Segment’s net sales in the first nine months of fiscal 2004, compared with 44.5 percent in the comparable period a year ago.  Internet net sales represented 25.9 percent of the company’s total net sales in the first nine months of fiscal 2004, compared with 28.2 percent in the same period last year.

Catalog

Catalog net sales decreased 29.9 percent to $31.4 million in the fiscal 2004 third quarter from $44.7 million in the fiscal 2003 third quarter.  Catalog net sales represented 44.6 percent of the Direct Segment’s net sales in the fiscal 2004 third quarter, compared with 53.4 percent in the fiscal 2003 third quarter.  Catalog net sales represented 20.8 percent of the company’s total net sales in the fiscal 2004 third quarter, compared with 32.4 percent in the fiscal 2003 third quarter.

Catalog net sales decreased 28.2 percent to $88.4 million in the first nine months of fiscal 2004 from $123.1 million in the same period last year.  Catalog net sales represented 46.9 percent of the Direct Segment’s net sales in the first nine months of fiscal 2004, compared with 55.5 percent in the comparable period a year ago.  Catalog net sales represented 22.9 percent of the company’s total net sales in the first nine months of fiscal 2004, compared with 35.2 percent in the same period last year.

Liquidity

At the end of the fiscal 2004 third quarter, the company had no short or long-term debt and a cash position of $113.1 million compared with a cash position of $17.7 million at the end of the fiscal 2003 third quarter.  The company’s working capital increased to $109.8 million at the end of the fiscal 2004 third quarter from $43.5 million at the end of the fiscal 2003 third quarter. These results include the net proceeds of $42.1 million from the company’s public stock offering completed in May 2004.  Inventory increased $12.4 million, or 15.8 percent, to $91.2 million at the end of the fiscal 2004 third quarter from $78.7 million at the end of the fiscal 2003 third quarter.  This increase is primarily attributable to the addition of 44 full-line retail stores since the end of the fiscal 2003 third quarter and the early receipt of inventory for the upcoming holiday season in anticipation of possible issues related to changes in import quotas or slowdowns at West Coast ports.

As previously announced, Coldwater Creek will host a conference call on Tuesday, November 23, 2004 at 4:45 p.m. (Eastern) to discuss fiscal 2004 third quarter results.  To listen to the live Web cast, log on to http://phx.corporate-ir.net/playerlink.zhtml?c=92631&s=wm&e=954147. Also, a link to the live Web cast of the call is provided in the company’s Web site at www.coldwatercreek.com.  The call will be archived from approximately one hour after the conference call until midnight on Tuesday, November 30, 2004.  The replay can be accessed by dialing (719) 457-0820 and giving the passcode “956137”.  Any additional information provided during the call will be available by accessing the replay of the call.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of full-line retail stores located across the country, an Internet site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our planned retail expansion, sales and revenue growth, and financial performance.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of sluggish sales, ever-changing customer tastes and buying trends, and the current economic climate, which continues to adversely affect the retail sector; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brand; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; the inherent difficulty in forecasting consumer buying patterns and trends, particularly in the current difficult economic climate and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”).  We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release.  We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.  We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Director of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Nine Months Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
Statements of Operations:

Net sales	$150,504	$138,152	$386,179	$350,010
Cost of sales	81,365	81,214	215,765	213,273
Gross profit	69,139	56,938	170,414	136,737
Selling, general and administrative expenses	53,403	47,993	140,249	126,874
Income from operations	15,736	8,945	30,165	9,863
Interest, net, and other	(168)	(14)	86	(126)
Income before income taxes	15,568	8,931	30,251	9,737
Income tax provision	6,149	3,328	11,971	3,643
Net income	$9,419	$5,603	$18,280	$6,094

Net income per share - Basic (a)	$0.23	$0.15	$0.47	$0.17

Weighted average shares outstanding - Basic (a)	40,220	36,194	38,495	36,066

Net income per share - Diluted (a)	$0.23	$0.15	$0.46	$0.17

Weighted average shares outstanding - Diluted (a)	41,527	36,830	39,847	36,464

Supplemental Data:

	Three Months Ended		Nine Months Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
Operating Statistics:

Catalogs mailed	26,412	42,679	65,512	92,117
Full-line retail store count			107	63
Resort store count			2	2
Outlet store count			19	17
Full-line retail store square footage			616	405

	Three Months Ended		Nine Months Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
Channel Net Sales:

Retail	$80,114	$54,322	$197,889	$128,224
Internet	39,022	39,081	99,911	98,648
Catalog	31,368	44,749	88,379	123,138
Total	$150,504	$138,152	$386,179	$350,010

Note (a):    The above weighted average shares outstanding and net income per share amounts reflect three 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002, August 4, 2003 and June 14, 2004.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	October 30, 2004	January 31, 2004	November 1, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$113,128	$45,754	$17,682
Receivables	17,439	9,457	18,952
Inventories	91,151	52,701	78,730
Prepaid and other	6,547	5,797	6,136
Prepaid and deferred catalog costs	9,583	4,219	11,130

Total current assets	237,848	117,928	132,630

Property and equipment, net	116,667	92,232	93,003
Other	425	497	508

Total assets	$354,940	$210,657	$226,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$94,933	$38,855	$64,982
Accrued liabilities	30,997	24,246	24,108
Income taxes payable	2,079	4,089	—

Total current liabilities	128,009	67,190	89,090

Deferred income taxes	3,844	3,844	4,583
Deferred rents	34,622	19,826	19,155
Other	200	—	—

Total liabilities	166,675	90,860	112,828

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 60,000,000 shares authorized, 40,365,990, 36,249,302 and 36,233,363 shares issued, respectively (a)	404	363	363
Additional paid-in capital	98,086	47,927	47,827
Retained earnings (a)	89,775	71,507	65,123

Total stockholders’ equity	188,265	119,797	113,313

Total liabilities and stockholders’ equity	$354,940	$210,657	$226,141

Note (a):    The above common stock issued and retained earnings amounts reflect three 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002, August 4, 2003 and June 14, 2004.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended
	October 30, 2004	November 1, 2003

OPERATING ACTIVITIES:
Net income	$18,280	$6,094
Non cash items:
Depreciation and amortization	14,432	12,478
Deferred rent amortization	(1,684)	(860)
Deferred income taxes	—	4,890
Tax benefit from exercises of stock options	3,558	271
Other	200	—
Loss on asset disposition	128	66
Net change in current assets and liabilities:
Receivables	(7,758)	(12,840)
Inventories	(38,450)	(19,044)
Prepaid and other	(1,578)	(1,470)
Prepaid and deferred catalog costs	(5,364)	(3,997)
Accounts payable	56,078	20,383
Accrued liabilities	4,244	1,298
Income taxes payable	(2,010)	(3,650)
Deferred rents	18,326	9,668

Net cash provided by operating activities	58,402	13,287

INVESTING ACTIVITIES:
Purchase of property and equipment	(37,648)	(22,762)
Repayments of executive loans	191	200

Net cash used in investing activities	(37,457)	(22,562)

FINANCING ACTIVITIES:
Net proceeds from stock offering	42,616 (a)	—
Net proceeds from exercises of stock options	3,813	844
Other financing costs	—	(517)

Net cash provided by financing activities	46,429	327

Net increase (decrease) in cash and cash equivalents	67,374	(8,948)
Cash and cash equivalents, beginning	45,754	26,630

Cash and cash equivalents, ending	$113,128	$17,682

Note (a): Net proceeds from stock offering does not include $518,000 of costs incurred in the prior fiscal year.